UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2013

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16803 Dallas Parkway Dallas, Texas	75001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 3, 2013, TransAtlantic Petroleum Ltd. (the “Company”) and TransAtlantic Worldwide, Ltd. (“TransAtlantic Worldwide”), a wholly owned subsidiary of the Company, entered into a Second Amendment (the “Amendment”) to that certain Purchase Agreement (the “Purchase Agreement”), effective as of January 1, 2011, with Direct Petroleum Exploration, LLC, formerly Direct Petroleum Exploration, Inc. (“Direct”). The Amendment is effective as of July 2, 2013.

Deventci-R2 Well. Pursuant to the Amendment, the Company will issue to Direct 3,510,743 common shares of the Company, par value $0.01 per share (the “Common Shares”), which was calculated by dividing $2.5 million by the volume weighted average price per share of the Common Shares on the NYSE MKT for the ten trading days prior to July 2, 2013, as partial payment of the liquidated damages due under Section 8(b) of the Purchase Agreement. Section 8(b) of the Purchase Agreement required the Company to issue $5.0 million of Common Shares to Direct if TransAtlantic Worldwide failed to achieve specific drilling depths in the Deventci-R2 well in Bulgaria prior to the end of the 24-month period following the closing date of the Purchase Agreement (the “Obligation Date”) or to test certain formations in the well prior to the Obligation Date, unless TransAtlantic Worldwide reasonably determined that the well was unlikely to achieve production in commercial quantities.

The Amendment sets forth a new obligation to drill and test the Deventci-R2 well by May 1, 2014. In the event that TransAtlantic Worldwide does not meet the drilling and testing obligations by May 1, 2014, the Amendment requires the Company to issue $2.5 million worth of Common Shares to Direct (the “Additional Liquidated Damages”). Pursuant to the Amendment, the Company and TransAtlantic Worldwide stipulated and agreed that the commitment to drill and test before the extended Obligation Date is an absolute obligation and waived any and all defenses, affirmative defenses and avoidances for any failure to complete the obligation.

In addition, the Amendment provides that the Company shall issue Common Shares to Direct in the amount of $7.5 million less the Additional Liquidated Damages, if any, if the Deventci-R2 well is a commercial success (as defined in the Purchase Agreement) on or prior to May 1, 2016.

Pursuant to the Amendment, the parties acknowledged and agreed that Direct is not entitled to any liquidated damages pursuant to Section 8(c) of the Purchase Agreement. Section 8(c) of the Purchase Agreement obligated TransAtlantic Worldwide to drill the Deventci-R2 well to a depth sufficient to extract, and then extract, a core specimen from a specified area within a twelve month period following the Closing Date, and, if required to secure a production concession, to commence drilling a second well. In addition, Section 8(c) required TransAtlantic Worldwide to apply for a production concession before the expiration of the A-Lovech Exploration License if it reasonably determined that a production concession for a specified area in Bulgaria will be granted. If TransAtlantic Worldwide had failed to fulfill any of these obligations, Section 8(c) would have required the Company to issue $5.0 million worth of Common Shares to Direct.

Shale Success. Prior to the Amendment, the Purchase Agreement provided for a payment of $10.0 million worth of Common Shares if Direct Bulgaria received a production concession of at least 300,000 acres in specified area in Bulgaria. The Amendment reduces the amount of production concession acreage required to earn the payment from 300,000 acres to 200,000 acres and provides for a pro rata reduction of the amount of the payment in the event that the production concession is less than 200,000 acres.

A copy of the Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Second Amendment to Purchase Agreement dated effective July 2, 2013, by and among Direct Petroleum Exploration, LLC, TransAtlantic Worldwide, Ltd. and TransAtlantic Petroleum Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2013

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Jeffrey S. Mecom

Jeffrey S. Mecom
Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Second Amendment to Purchase Agreement dated effective July 2, 2013, by and among Direct Petroleum Exploration, LLC, TransAtlantic Worldwide, Ltd. and TransAtlantic Petroleum Ltd.